AIM LARGE CAP GROWTH FUND                                          SUB-ITEM 77Q3

DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING:   10/31/2009
FILE NUMBER:         811-1424
SERIES NO.:          12

74U.   1   Number of shares outstanding (000's Omitted)
           Class A                 71,524

       2   Number of shares outstanding of a second class of open-end company shares (000's Omitted)
           Class B                 13,844
           Class C                 10,039
           Class R                  1,135
           Class Y                    992
           Investor Class          21,040
           Institutional Class     14,365

74V.   1   Net asset value per share (to nearest cent)
           Class A               $   9.42

       2   Net asset value per share of a second class of open-end company shares (to nearest cent)
           Class B               $   8.75
           Class C               $   8.75
           Class R               $   9.28
           Class Y               $   9.43
           Investor Class        $   9.49
           Institutional Class   $   9.72